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                                  Exhibit 99.1

                          THE BOSTON BEER COMPANY, INC.

                               75 Arlington Street
                                Boston, MA 02116

               LETTER TO COMMISSION PURSUANT TO TEMPORARY NOTE 3T
                         TO ARTICLE 3 OF REGULATION S-X

                                 March 25, 2002


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C.  20549-0408

Ladies and Gentlemen:

Pursuant to Temporary Note 3T to Article 3 of Regulation S-X, The Boston Beer Company, Inc. has obtained a letter of representation from Arthur Andersen LLP ("Andersen") stating that the December 29, 2001 audit was subject to their quality control system for the U.S. accounting and auditing practice to provide reasonable assurance that the engagement was conducted in compliance with professional standards, that there was appropriate continuity of Andersen personnel working on the audit and availability of national office consultation. Availability of personnel at foreign affiliates of Andersen is not relevant to this audit.

                                                Very truly yours,

                                                The Boston Beer Company, Inc.

                                                /s/ Martin F. Roper

                                                Martin F. Roper
                                                President and Chief Executive
                                                Officer (principal executive
                                                officer)